SYNDICATION LICENSE AGREEMENT

This Syndication License Agreement (this "Agreement") dated as of January 30, 2008, between Media Sentiment, Inc, (“Vendor”), a Nevada corporation with offices at 825 Van Ness Ave., Suite 401, San Francisco, CA 94109 and

Investorideas.com (“Distributor”), a corporation with offices at Delta BL and Point Roberts UA

RECITALS:

WHEREAS, Vendor provides measurements on corporate news announcements via its Media Sentiment content services (“Services”);

WHEREAS, Distributor is an on-line distributor of financial data and information (“Distributor’s Interactive Service”) that has the ability to offer Vendor’s Content and/or Services through arrangements and/or marketing to the subscribers of its Interactive Service;

WHEREAS, Distributor and Vendor desire to enter into an agreement whereby Distributor shall distribute and market Vendor’s Content Services.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1.      Grant and Limited Scope of License.

1.1.  Vendor grants to Distributor a limited, non-exclusive, non-transferable license to market, distribute and license the Services as provided by Vendor through Distributor’s Interactive Service solely to Internet websites and on-line services that do not contain or promote material that is indecent, obscene, or patently offensive (“Permitted Sub-Licensees”).  Specifically, Distributor shall display a Media Sentiment Content Services on Distributor’s Interactive Services or websites.

1.2.  Vendor grants no rights to Distributor to translate, modify or prepare derivative works of, or otherwise alter or edit the Content Services.  Upon Vendor’s written request from time to time, Distributor shall promptly provide Vendor with a list of all Permitted Sub-Licensees on which the Content then appears.

1.3.  Vendor shall retain all right, title and interest in and to the Content Services, including, without limitation, all of its trademarks, copyrights and other intellectual property rights.

Section 2.     Restrictions.

                      2.1.   Distributor shall not alter the Content Services in any way.

                      2.2.   Distributor shall not authorize or otherwise permit its Customers to frame or co-brand any of the Content Services or imply that Vendor or the Content Services is affiliated with or otherwise endorses the products or services of any person or entity.

                     2.3. Upon receipt from Vendor of a "kill," "elimination," "withheld," or "correction" directive, Distributor will promptly process such directive, and, if applicable, replace affected material and notify customers of the changed status of the affected material.

Section 3.    Marketing.  Distributor may place Vendor’s ad impressions throughout Distributor’s ad inventory. The ad space provided by Distributor hereunder may only be used for the marketing of Vendor’s Content Services.  The ad space may not be resold, assigned and or transferred by Vendor.  Distributor may refuse any advertising it believes in good faith to be indecent, obscene, or patently offensive, or that does not market Vendor’s Content.

Section 4.    Vendor's Representations, Warranties and Covenants.  The Content Services shall be delivered to Distributor's computer center at via the Internet. The Content shall be free from any obscene materials, shall not violate the copyright or trademark rights of another.

Section 5.    Distributor's Representations and Warranties.  Distributor represents and warrants that Distributor and its Permitted Sub-Licensees shall not interfere with any copyright protection mechanism or copyright management information system, including any watermark, employed by Vendor. Distributor shall be solely responsible for obtaining, installing and maintaining at Distributor’s sole expense, such equipment and/or Internet delivery services as may be required to make use of the Content Services and distribute the Content Services as permitted by this Agreement.    Distributor shall include in all agreements to license the Content Services, restriction on copying, distributing, or modifying, in any from, the Content Services, in whole or in part.

Section 6.    Ad Space share. Distributor will implement the Content Services via the code provided by the Vendor either via Distiz.com, Vendor’s content distribution and monetization system, or other code provided by Vendor. Distributor and Vendor agree to share the ad space resulting in the Media Sentiment iframe code. The ad space will be managed by distiz.com. Distiz.com will rotate the ad space randomly and will allow the management of multiple ad networks. Vendor and Distributor will be free to use their own ad networks and to individually sell their own share of the resulting ad inventory.

Section 7.    Term and Termination.  This Agreement is for 12 months from the date it is signed by both parties and may be terminated by either party without cause and without liability for any such termination on thirty (30) days prior written notice.  In the event of breach of any of the terms or representations or warranties of this Agreement, this Agreement may be terminated by the non-breaching party immediately.   Upon termination Distributor shall immediately terminate any and all distribution of Content Services.  Any sub-licenses granted to Permitted Sub-Licensees shall terminate on or before termination of this Agreement. This agreement will renew automatically, unless terminated by either party.

Section 8.     Limitation of Liability.

8.1. VENDOR does not guarantee the sequence, accuracy or completeness of any information in the Content Services and shall not be held liable in any way to Distributor, its users, any known or unknown third parties or to any other person who may use such information or to whom such information may be furnished, or to any other person whatsoever, for any delays, inaccuracies, errors or omissions therefrom or in the transmission or delivery of all or any part thereof or for any damage arising therefrom or occasioned thereby.

8.2. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, SPECIAL, OR ANY OTHER DAMAGES

ARISING FROM OR RELATED TO THE CONTENT, REGARDLESS OF THE FORM OF ACTION WHETHER CONTRACT OR TORT.

Section 9.      Warranty Disclaimer.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

Section 10.    Indemnity.  Each party shall indemnify and hold the other party harmless against any claim, damage, loss liability or expense arising out of (a) in the case of the Distributor, the Distributor’s distribution or licensing of the Content contrary to this Agreement or instructions by Vendor or otherwise; or (b) in the case of either party, a material breach by such party of its representations, warranties and covenants under this Agreement.  The obligations of the parties under this Paragraph shall continue notwithstanding any expiration or earlier termination of this Agreement.

Section 11.    General Provisions.

11.1. Neither Vendor nor Distributor will be liable to the other party for any delay or default in performing their respective obligations under this Agreement due to causes beyond its reasonable control.

11.2. Nothing in this Agreement shall be construed to constitute or appoint either party as the agent or representative of the other party for any purpose whatsoever, or to grant either party any rights or authority to assume or create any obligation or responsibility, whether express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

11.3. All notices required by this Agreement shall be sent in writing (by certified or registered mail, telex, overnight courier, facsimile or telegram) to Vendor and Distributor at the addresses written above.  All notices shall be effective upon receipt.  Either party may from time to time change its address set forth above by notifying the other party of its new address in writing.

11.4. No forbearance by either party in enforcing any of the provisions of this Agreement and no course of dealing between the parties shall operate to prejudice either party's rights to enforce such provisions or operate as a waiver of any of either party's rights hereunder.

11.5. At its own expense, either Party may issue a press release announcing this Agreement.  The content of any press release must be pre-approved in writing by the other party prior to publication, which approval shall not be unreasonably withheld.  Upon request, the Parties also agree within a reasonable period of time to provide a quote by an appropriate individual to use in any such press release.

11.6. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the United States of America, without regard to conflict of law principles.  The parties hereto submit and consent to the exclusive jurisdiction of the state and federal courts in the State of Nevada, for the purpose of all legal proceedings arising out of or relating to this Agreement.

11.7. The provisions of this Agreement constitute the entire agreement between the parties relating to the transactions contemplated herein and merge and supersede all prior discussions, agreements, and understandings of every kind and nature between them.  No oral modifications or additions hereto shall be binding on either party.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized representative as of the date first written above.

CALIFORNIA NEWS TECH

By: /s/Marian Munz	By: Investorideas.com
Name: Marian Munz	Name:
Title: President & CEO	Title: Director/President
Date: January 30, 2008	Date: January 30, 2008